SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
August 25, 2002

                                FORWARD INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

New York	0-6669	13-1950672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 1801 Green Road Suite E
                   Pompano Beach, Florida 33064
(Address of Principal Executive Offices)

Registrant's Telephone Number, including
area code: (954) 360-6420

(Former Address, if changed since last report)

Item 9: Regulation FD Disclosure

            As previously announced, the Company has been in negotiations with Motorola regarding certain terms its license agreement and, pending the outcome of those negotiations, the Compnay issued a termination notice to Motorola effective September 30, 2002. On August 23, 2002 the Company rescinded the termination notice and has entered into an amendment of the license whereby the Company will continue to sell and distribute certain Motorola branded products throughout the Europe, Middle East and Africa ("EMEA") Regions.

            Under the terms of the amended license agreement, the Company is required to pay Motorola a royalty based upon a percentage of the Company's net sales to third parties of licensed products within the EMEA Region. The amended license requires the Company to make minimum royalty payments to Motorola over three contract periods as follows:

  $665,000 for the contract period of July 1, 2001 to September 30, 2002
  $332,000 for the contract period of October 1, 2002 to September 30, 2003
  $408,000 for the contract period of October 1, 2003 to September 30, 2004

            If the Company elects to terminate the license prior to September 30, 2004, the Company could be required to pay the royalty due for the contract period in effect at the date of cancellation. Motorola has not guaranteed a minimum amount of revenues the Company will receive from the sale of the licensed products, and the Company cannot guarantee that it will generate sufficient revenues to recoup the minimum royalty payments that the Company is obligated to pay to Motorola.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2002

FORWARD INDUSTRIES, INC.

By:	//s// Jerome E. Ball___________
Name: Jerome E. Ball
Title: Chairman and Chief Executive Officer